Money Manager Agreement

	This agreement (the Money Manager Agreement) is between TIFF Investment Program (TIP), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the Fund), and TB Alternative Assets Ltd. (the Manager), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the Advisers Act) and is effective as of June 13, 2016 (the Effective Date).

Recitals

	TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act); and
	TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.
	The parties therefore agree as follows:
1.	Managed Assets
	The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the Managed Assets. The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment
Approach
       (a)	Appointment.  TIP, acting on behalf of the Fund,
hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement.
The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

       (b)	Powers.  Subject to the supervision of the board
of trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (TAS) as Investment Adviser to the Fund, the
Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	acquire (by purchase, exchange,
subscription, or otherwise), hold, and
dispose of (by sale, exchange, or
otherwise) securities and other
investments;

(ii)	determine what portion of the
Managed Assets will be held
uninvested; and

		(iii)	enter into such agreements and make
such representations (including
representations regarding the purchase
of securities for investment) as may be
necessary or proper in connection with
the performance by the Manager of its
duties hereunder.
       (c)	Power of Attorney.  To enable the Manager to
exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

       (d)	Voting.  The Manager shall be authorized to
vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

       (e)	Independent Contractor.  Except as expressly
authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

       (f)	Reporting.  The Manager shall furnish to TIP
upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.	Requirements; Duties
	(a)	Requirements.  In performing services for the
Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the Requirements):

(i)	the 1940 Act, the Internal Revenue
Code of 1986, as amended, and all
other applicable federal and state laws
and regulations which apply to the
Manager in conjunction with
performing services for the Fund, if any;

(ii)	TIPs Registration Statement under the
1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange
Commission relating to the Fund and
the shares of beneficial interest in the Fund, as such Registration Statement may be amended from time to time
(the Registration Statement);

(iii)	the Managers Investment Guidelines,
which may be amended from time to
time through mutual agreement by TAS
and the Manager;

		(iv)	written instructions and directions of
the board of trustees of TIP;
(iv)	the laws and regulations of the Hong
Kong Special Administrative Region and
the Peoples Republic of China (the PRC), the Hong Kong and PRC regulations applicable to their respective stock exchanges and the Shanghai-Hong Kong
Stock Connect program (including any
future Shenzhen-Hong Kong Stock
Connect program), including, but not
limited to, requirements limiting off-
exchange transfers of shares and
prohibitions against overselling of
shares.  To the extent required by PRC
law or any representative of the PRC
government, the Manager will comply
with PRC requirements relating to
short-swing profits, disclosure of
interests, and foreign ownership limits;
and

		(vi)	written instructions and directions of
TAS.
	(b)	Responsibility with Respect to Actions of Others.
TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Managers Investment Guidelines; and
(ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance.

	(c)	Responsibility with Respect to Performance of
Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

       (d)	Valuation.  The Manager shall not  be
responsible for calculating the Net Asset Value of the Funds portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Funds administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Funds valuation procedures for the purpose of calculating the Funds Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting
       (a)	Records.  The Manager shall maintain proper
and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Funds request. Upon termination of this Agreement, the Manager shall promptly return records that are the Funds property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

	(b)	Reports to Custodian.  The Manager shall
provide to the Funds custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)	Other Reports.  The Manager shall render to the
board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.	Purchase and Sale of Securities
	(a)	Selection of Brokers.  The Manager shall place
all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its affiliated persons, as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof.

       In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

	(b)	Aggregating Orders.  On occasions when the
Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.	Management Fees; Expenses
(a)	Management Fees.  Schedule I attached hereto
sets out the fees to be paid by the
Fund to the Manager.

	(b)	Expenses.  The Manager shall furnish at its own
expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) interest and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.


7.	Non-Exclusivity of Services

	 The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Managers other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Managers affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

8.	Delegation of Services to Affiliates
	The Fund acknowledges and agrees that the Manager may, in its discretion, utilize personnel employed by its affiliates to perform services pursuant to this Agreement by way of a participating non-US affiliate agreement in accordance with, and to the extent permitted by, the 1940 Act and the Advisers
Act, including the published interpretations thereof by the U.S. Securities and Exchange Commission (SEC) or its staff. Should such participating non-US affiliate agreement cease to meet the requirements of the 1940 Act or the Advisers Act, including published interpretations thereof by the SEC or its staff, the Managers authority to utilize personnel of its affiliates in the performance of its duties hereunder shall terminate immediately and the Manager shall promptly inform TIP and TAS. For the avoidance of doubt, the Manager acknowledges and agrees that it assumes full responsibility for all actions, and any failure to act, by each person utilized to perform services under this Agreement.

9.	Liability
	The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

10.	Representations
       (a)	The Manager hereby represents to the Fund
that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

       (b)	The Manager represents that it is in material
compliance with all applicable laws, both federal and state.

	(c)	TIP hereby represents to the Manager that it
has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

	(d) TIP acknowledges receipt of Parts 2A and B of the Managers Form ADV and Commodity Trading Advisor (CTA)
Disclosure Document (if applicable).

	(e) TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.
11.	Term
	This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Funds outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days written notice from the terminating party and on the date specified in the notice of termination.

	This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).
12.	Amendment
	Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

13.	Notices
	Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:






Fund:		TIFF Investment Program
		c/o TIFF Advisory Services, Inc.
		Attn:  General Counsel
		170 N. Radnor Chester Road, Suite 300
		Radnor, PA  19087
		Fax:	610-684-8080
		Email:	miops@tiff.org with a copy to
rmaestro@tiff.org

Manager:	TB Alternative Assets Ltd.
       Units 2001-2004, Agricultural Bank of China
Tower
		50 Connaught Road Central, Central, Hong Kong
       Fax:	+852 3428-5700
		Email:	feng.ge@tbpartners.com.cn /
gladys.wong@trustbridgepartners.com

Each party may change its address by giving notice as herein required.
14.	Sole Instrument
	This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

15.	Counterparts
	This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

16.	Applicable Law
	This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

17.	Confidential Information
	Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (Confidential Information).

       No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.
TIFF Investment Program					TB
Alternative Assets Ltd.
on behalf of the Fund

By: /s/ Kelly A. Lundstrom         				By: /s/ Shujun
Li

Title: Vice President             				Title: Director





SCHEDULE I
to the
Money Manager Agreement (the Agreement)
dated as of June 13, 2016
between
TB Alternative Assets Ltd. And
TIFF Investment Program for its TIFF Multi-Asset Fund (the
Fund)
Fee Calculation

Compensation
As compensation for the services performed and the facilities and personnel provided by the Manager for the Fund pursuant to this Agreement, the Fund will pay to the Manager (i) an asset based fee (the Investment Management Fee) plus (ii) a performance based fee (the Performance Based Fee), each as described below.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.

Certain Defined Terms
Calculation Period: Calculation Period means the period that (a) begins on the later of (i) January 1 of any year for which compensation is to be paid pursuant to this Agreement, (ii) July 1, 2016 with respect to the initial Managed Assets, or (iii) as to any subsequent Tranche (as defined below), the date of the contribution pertaining to that Tranche or such other date as the parties may agree in writing; and (b) ends on the earlier of
(i) with respect to a Tranche (or portion thereof) from which a complete (or partial) withdrawal is made, the date of such withdrawal, or (ii) December 31 of such year, even if less than 12 full months. For the avoidance of doubt, the payment of fees hereunder out of the Managed Assets shall not be considered to be a withdrawal.

Tranches: The Managed Assets initially placed with the Manager, and each additional contribution of assets that is subsequently placed with the Manager, is a separate Tranche of Managed Assets, for purposes of this Fee Schedule; provided, however, that at the end of any Calculation Period for which a Performance Based Fee has been paid with respect to two or more Tranches, those two (or more) Tranches and the Opening Balances of their respective Net Asset Value Memorandum
Accounts shall be combined into a single Tranche with a single
Net Asset Value Memorandum Account, the Opening Balance of which will become the Opening Value of the Hurdle
Memorandum Account for the newly formed Tranche. For purposes of calculating the Performance Based Fee, withdrawals from the various Tranches will be deemed to occur on a first-in first-out basis, unless the Fund indicates otherwise when instructing the withdrawal.

Opening Balance: A memorandum account shall be established for each Tranche (each a Net Asset Value Memorandum
Account), each with an opening balance (Opening Balance) to be determined in accordance with this paragraph. The Opening Balance for the first Calculation Period of each Tranche established in respect of Managed Assets shall be equal to (a) in respect of the initial Managed Assets placed with the Manager on or about June 13, 2016, the closing net asset value of the Managed Assets of such Tranche as of June 30, 2016; and (b) for each subsequent Tranche, (i) the amount of the contribution pertaining to such Tranche or (ii) if the Calculation Period for such Tranche begins on a date other than the date of contribution, the net asset value of the Managed Assets of such Tranche as of such date as the parties may agree in writing. For each subsequent Calculation Period, the Opening Balance of the Net Asset Value Memorandum Account for each Tranche shall be equal to (a) the net asset value of the Managed Assets of such Tranche as of the last day of the Calculation Period just ended, minus (b) the dollar amount of the Performance Based
Fee to be paid with respect to such Calculation Period, if any; provided, however, that in the event of a withdrawal of a portion of a Tranche (i) on a date other than December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the Opening Balance of the Net Asset Value Memorandum Account in respect of the remaining Managed Assets in such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be adjusted, in each case, by multiplying the Opening Balance of such Net Asset Value Memorandum Account by (a) one (1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed
Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

Hurdle: A separate Hurdle shall be calculated for each Tranche. A memorandum account shall be established for each Tranche
(a Hurdle Memorandum Account), each with an opening value (Opening Value) to be determined in accordance with this paragraph. The Opening Value for each Tranches first
Calculation Period shall be equal to such Tranches Opening Balance. For each subsequent Calculation Period, the Opening Value of the Hurdle Memorandum Account for each Tranche shall be determined as follows: (i) if a Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the Opening Value of the Hurdle Memorandum Account for the immediately succeeding Calculation Period shall be equal to the Opening Balance of the Net Asset Value Memorandum Account for such Tranche for such succeeding Calculation Period; and (ii) if no Performance Based Fee was paid in respect of a Tranche for a Calculation Period, the Ending Value (as defined below) of the Hurdle Memorandum Account for such Tranche as of the last day of the Calculation Period just ended shall be the Opening Value of the Hurdle Memorandum Account for such
Tranche in the immediately succeeding Calculation Period.

In the event of a withdrawal of a portion of a Tranche on a date other than December 31, the Opening Value of the Hurdle Memorandum Account in respect of the remaining Managed
Assets in such Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted by (i) multiplying the Opening Value of such Hurdle Memorandum Account by (a) one
(1), minus (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal, and then (ii) increasing the result by (a) the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche as of the date of withdrawal was less than the Ending Value of the Hurdle Memorandum Account applicable to that Tranche as of the date of withdrawal (the Underperformance), multiplied by (b) a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal.

In the event of a withdrawal of a portion of a Tranche on December 31, if no Performance Based Fee was paid in respect of the Tranche from which the assets were withdrawn, the Opening Value of the Hurdle Memorandum Account in respect of such Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred shall be (a) the Ending Value of such Hurdle Memorandum Account for such Tranche as of the last day of the Calculation Period just ended, minus (b) the dollar amount withdrawn.

In the event of a complete withdrawal of a Tranche (i) on a date other than December 31, the Opening Value of the Hurdle Memorandum Account in respect of each remaining Tranche for the Calculation Period in which the withdrawal occurred shall be adjusted, or (ii) on December 31, the Opening Value of the Hurdle Memorandum Account in respect of each remaining
Tranche for the Calculation Period immediately following the Calculation Period in which the withdrawal occurred, shall be adjusted, in each case, by increasing the Opening Value of each Hurdle Memorandum Account in respect of each remaining
Tranche by a proportionate share (based on the Managed
Assets in each remaining Tranche compared to the aggregate remaining Managed Assets in all Tranches) of the Underperformance, if any, applicable to the Tranche that was withdrawn.

The ending value (the Ending Value) of the Hurdle
Memorandum Account for each Tranche for each Calculation
Period shall be calculated as follows: (i) the Opening Value of the Hurdle Memorandum Account for such Calculation Period shall be multiplied by the sum of (a) one (1), plus (b) the percentage Return of the Composite Benchmark for the first month in the Calculation Period, resulting in a month-end value (the Month-End Value); (ii) this same calculation shall be repeated for each full or partial month remaining in the Calculation Period using the prior months Month-End Value in lieu of the Opening Value; (iii) the final Month-End Value in the Calculation Period shall be the Ending Value of the Hurdle Memorandum Account for such Calculation Period.

Return of the Composite Benchmark:  The Return of the
Composite Benchmark for each Tranche shall be equal to (i) the sum of (a) the percentage return of the MSCI China Index, Daily
Total Return (net) USD (ticker: NDEUCHF) plus (b) the percentage return of the CSI 300 Index Total Return (net) USD
(ticker: CSIN0301); divided by (ii) two (2).

Investment Management Fee: The Fund will pay the Manager an asset based fee of 75 basis points (0.75%) per annum, calculated monthly as of the last day of the calendar month based on the average daily net assets (gross of expenses except custodian transaction charges, the Investment Management
Fee, and the Performance Based Fee) of the Managed Assets for the month to which the fee relates, computed as described in the Funds registration statement. The Investment Management
Fee will be paid no later than the last day of the month immediately following the end of the month to which the fee relates and will be prorated for any period that is less than a full calendar month. The Investment Management Fee will be paid from the Managed Assets, except for those fees payable subsequent to a complete withdrawal of the Managed Assets which will be paid out of other Fund assets.

Calculation and Payment of Performance Based Fee:   For each
Calculation Period, the Performance Based Fee pertaining to a Tranche will be equal to 15% of the amount, if any, by which the net asset value of the Managed Assets attributable to that Tranche at the end of the Calculation Period exceeds the Ending Value of the Hurdle Memorandum Account applicable to that Tranche for such Calculation Period (the Outperformance); provided, however, that in the event of a withdrawal of a portion of a Tranche on a date other than December 31, the Performance Based Fee pertaining to such withdrawn assets shall be determined immediately prior to such withdrawal and will be equal to 15% of the Outperformance multiplied by a fraction, the numerator of which is the dollar amount withdrawn and the denominator of which is the net asset value of the Managed Assets attributable to that Tranche on the date of, but prior to, the withdrawal. Performance Based Fees shall be payable in arrears in the month that follows the last calendar month of the Calculation Period. Performance Based Fees and payment thereof shall be calculated separately for each Tranche. Performance Based Fee shall be paid from the applicable Tranche.